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                                                                     EXHIBIT 8.2

                     [LETTERHEAD OF DAVIS POLK & WARDWELL]


                                                                    JUNE 3, 1997

ADT Limited
Cedar House
41 Cedar Avenue
Hamilton HM12, Bermuda

     Re: Registration Statement on Form S-4
         Registration No. 333-24363
       ---------------------------------------------

Ladies and Gentlemen:


     We have acted as special counsel for ADT Limited, a Bermuda corporation ("ADT"), in connection with the proposed merger of Limited Apache, Inc., a Massachusetts corporation and a wholly owned subsidiary of ADT ("Merger Subsidiary"), with and into Tyco International Ltd. ("Tyco"), pursuant to the Agreement and Plan of Merger dated as of March 17, 1997 among Tyco, ADT and Merger Subsidiary (the "Merger Agreement"). In connection therewith, we have prepared the discussion set forth in the two paragraphs under the caption "Certain United States Federal Income, United Kingdom and Bermuda Tax Consequences--United States" that are entitled "The Reverse Stock Split" and "Holding Combined Company Common Shares," respectively, (the "Discussion") in the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") that is part of the Registration Statement on Form S-4 (Registration No. 333-24363) (the "Registration Statement") filed by ADT and Tyco with the Securities and Exchange Commission.


     In rendering our opinion, we have reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. It is our opinion that the material United States federal income tax consequences for shareholders of ADT of the reverse stock split of ADT common shares contemplated by the Merger Agreement and of the material United States federal income tax consequences of holding combined company common shares are as set forth in the Discussion.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the uses of our name under the captions "Legal Matters" and "Certain United States Federal Income, United Kingdom and Bermuda Tax Consequences--United States" in the Joint Proxy Statement/Prospectus. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.


                                          Very truly yours,


                                          Davis Polk & Wardwell